Exhibit 10.8

Confidential portions of this exhibit have been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. The redacted terms have been marked at the appropriate place with “[XXX]”.

BY-PRODUCTS OFFTAKE AGREEMENT

THIS BY-PRODUCT OFFTAKE AGREEMENT (this “Agreement”) is made as of May 31, 2022 (the “Execution Date”),

BETWEEN	Glencore Ltd. a company organized and existing under the laws of Switzerland, Hereinafter called “Glencore”

AND	Li-Cycle Holdings Corp. a corporation organized and existing under the laws of the Province of Ontario, Canada, Hereinafter called “Li-Cycle”

AND	Li-Cycle Americas Corp. a corporation organized and existing under the laws of the Province of Ontario, Canada, Hereinafter called “North America Seller”

AND	Li-Cycle Europe AG a corporation organized and existing under the laws of Switzerland, Hereinafter called “EMEA Seller”

AND	Li-Cycle Asia Pacific Pte Ltd. a corporation and existing organized under the laws of Singapore, Hereinafter called “APAC Seller”

RECITALS:

WHEREAS Glencore is a leading global producer and marketer of commodities; and

WHEREAS Li-Cycle, through its proprietary Spoke & Hub Technologies™: (i) processes lithium-ion battery manufacturing scrap and other lithium-ion battery materials (including cathode scrap, jelly rolls, electrode stacks and waste/recall batteries) at its Spokes to produce Black Mass and other intermediate products; (ii) further processes such Black Mass at its Hubs to produce Battery-Grade Materials, including nickel sulphate, cobalt sulphate and lithium carbonate; and (iii) in the course of producing such Black Mass and Battery-Grade Materials, produces and/or will produce certain by-products; and

WHEREAS Li-Cycle, North America Seller, EMEA Seller and APAC Seller (collectively, the “Sellers”) wish to sell to Glencore and/or its Affiliates, and Glencore wishes to purchase (and/or cause its Affiliates to purchase) from the Sellers, 100% of the Sellers’ annual production worldwide of such by-products, subject to certain existing commitments; and

WHEREAS the Parties have entered into that certain Master Commercial Agreement dated as of the Execution Date (the “Master Agreement”); and

WHEREAS this Agreement is intended by the Parties to be a Commercial Agreement within the meaning of the Master Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1	RELATIONSHIP TO MASTER AGREEMENT

1.1

This Agreement is governed by and subject to the terms and conditions of the Master Agreement, which is incorporated herein by reference. In the event of any conflict between this Agreement and the Master Agreement, the relevant provision of the Master Agreement will prevail unless this Agreement expressly states the provisions of the Master Agreement that it is intended to supersede.

2	DEFINITIONS

2.1

In this Agreement, any capitalized term not defined herein and defined in the Master Agreement has the meaning given to such term in the Master Agreement. In addition, the following terms have the following meanings:

“Audit Report” has the meaning set out in Section 7.4.

“Buyer” means, as applicable, Glencore or any Affiliate thereof designated by Glencore in writing to act, and that acts, as a buyer hereunder.

“By-Products” means, collectively, the following by-products produced by the Spokes and the Hubs: (i) Shredded Fraction; (ii) Copper Sulphide; (iii) Gypsum; (iv) Graphite Concentrate; and (v) Sodium Sulphate.

“By-Product Sale Agreement” has the meaning given to such term in Section 8.1.1.

“Copper Aluminum Shred” means copper/aluminum shred produced by the Spokes.

“Copper Sulphide” means copper sulphide (CuS) produced by the Hubs.

“Eligible Off-Take Offer” has the meaning given to such term in Section 7.3.

“End Products” has the meaning given to such term in the End Products Offtake Agreement and, for greater certainty, excludes By-Products.

“End Products Offtake Agreement” means that certain End Products Offtake Agreement, dated as of the Execution Date, by and among Glencore, Li-Cycle, North America Seller, EMEA Seller and APAC Seller.

“Financing Rate” means [XXX].

“Graphite Concentrate” means graphite concentrate produced by the Hubs.

“Gypsum” means gypsum produced by the Hubs.

“Master Agreement” has the meaning given to such term in the Recitals.

“Material Commercial Terms” has the meaning set out in Section 6.1.

“Notice of Intent” has the meaning set out in Section 7.3.

“Notice of Intent Period” has the meaning set out in Section 7.3.

“Off-Spec By-Products” has the meaning set out in Section 8.1.2.

“Off-Take ROFR” has the meaning set out in Section 7.3.

“Other By-Products” means any by-products resulting from the production of Black Mass at the Spokes and End Products at the Hubs, excluding (i) the By-Products, and (ii) mixed plastics from Li-Cycle’s Spokes.

“Partially Upgraded Cu/Al Fraction” has the meaning set out in Appendix “A”.

“Parties” means any two or more of Glencore, Li-Cycle, North America Seller, EMEA Seller, APAC Seller or any other Seller that becomes a party to this Agreement; and “Party” means any one of such Persons.

“Saltex” means Saltex, LLC.

“Saltex Committed Sodium Sulfate” means that amount of anhydrous sodium sulfate that Li-Cycle Inc. is required to sell to Saltex pursuant to the Saltex Supply Agreement, which amount may be reduced or capped from time to time by Li-Cycle Inc. and Saltex.

“Saltex Agreement” means that certain Supply Agreement between Li-Cycle’s Affiliate, Li-Cycle Inc., and Saltex dated as of June 14, 2021, pursuant to which Li-Cycle Inc. is required to sell 100% of the annual production of anhydrous sodium sulfate from the North America Hub to Saltex for an initial term extending to December 31, 2027.

“Shredded Fraction” means, collectively, the Copper Aluminum Shred, the Partially Upgraded Cu/Al Fraction, and the Shredded Cu Fraction.

“Shredded Cu Fraction” means any Copper Aluminum Shred that has been materially upgraded such that the aluminum content is materially reduced, the material is no longer reactive in the receiving smelter’s determination and the copper grade is materially higher.

“Sellers” has the meaning given to such term in the Recitals and includes any Affiliate of Li-Cycle that becomes a party hereto and is designated as a Seller for the purposes hereof.

“Sodium Sulphate” means sodium sulphate produced by the Hubs.

“Surplus By-Products” means all By-Products, but specifically excluding the Saltex Committed Sodium Sulfate and the Traxys-Committed Graphite Concentrate.

“Traxys” means Traxys North America LLC.

“Traxys Agreement” means that certain Refined Products - Amended and Restated Marketing, Logistics and Working Capital Agreement between North America Seller and Traxys dated as of December 15, 2021, pursuant to which North America Seller and its Affiliates are required to sell 100% of the annual production of nickel sulphate, cobalt sulphate, lithium carbonate, manganese carbonate, and graphite concentrate from the Rochester Hub to Traxys and its Affiliates for a specified term.

“Traxys Committed Graphite Concentrate” means the Graphite Concentrate that North America Seller and its Affiliates have committed to sell to Traxys pursuant to the Traxys Agreement, as determined by the text of the Traxys Agreement in effect as of the date hereof.

“Third Party” means a Person that is not a Party or an Affiliate thereof.

2.2	Any other abbreviations used in this Agreement will be as per the usual standard of the industry.

2.3	For greater certainty, all references to the Spokes and the Hubs in this Agreement include both those Spokes and Hubs existing as of the Execution Date and those that may be constructed in the future.

3	APPENDICES

3.1	The following Appendices are attached to and form part of this Agreement:

Appendix “A”	Material Commercial Terms for Sale of Copper Aluminum Shred and Partially Upgraded Cu/Al Fraction during Initial Term

Appendix “B”	Material Commercial Terms for Sale of Copper Sulphide during Initial Term

4	PURCHASE AND SALE

4.1

During the Term, on the terms and conditions set forth herein, the Sellers hereby agree to sell to Glencore and/or its Affiliates, and Glencore hereby agrees to purchase (and/or to cause its Affiliates to purchase) from the Sellers, 100% of the Surplus By-Products.

4.2

Where the Sellers identify any Other By-Products that Sellers wish to offer for sale, the Sellers and Glencore shall in good faith discuss and seek to mutually define applicable commercial terms for the purchase and sale of such Other By-Products, provided that nothing hereunder shall create an obligation on Glencore or any of its Affiliates to purchase such Other By-Products.

4.3

For the avoidance of doubt, Glencore is entitled to designate any of its Affiliates as a buyer hereunder and any Affiliate so designated by Glencore in writing to act, and that acts, as a buyer hereunder shall be an express third-party beneficiary of this Agreement.

5	VOLUME & DELIVERY OF SURPLUS BY-PRODUCTS; COOPERATION ON SCHEDULING

Prior to the Start Date of the Initial Term and at least 15 calendar days prior to the start of each calendar quarter thereafter during the Term:

5.1	the Sellers shall advise Glencore of the volume of each of the Surplus By-Products expected to be available for sale to Glencore hereunder during the next rolling 12-month period; and

5.2

the Sellers and Glencore shall seek to mutually agree on the applicable delivery schedule for the Surplus By-Products to be sold hereunder for such calendar quarter, including the number of shipments and the allocation of volume among such shipments.

6	MATERIAL COMMERCIAL TERMS OF SURPLUS BY-PRODUCTS

6.1

The material commercial terms for the sale and purchase of Surplus By-Products (including specifications and pricing and to the extent not covered within this Agreement) (the “Material Commercial Terms”) are as follows:

6.1.1	during the Initial Term, for Copper Aluminum Shred and Partially Upgraded Cu/Al Fraction, the applicable Material Commercial Terms shall be in accordance with Appendix “A”;

6.1.2	during the Initial Term, for Shredded Cu Fraction, the applicable Material Commercial Terms shall be mutually agreed by the Sellers and Glencore pursuant to Section 7;

6.1.3	during the Initial Term, for Copper Sulphide, the applicable Material Commercial Terms shall be in accordance with Appendix “B”;

6.1.4	during the Initial Term, for Graphite Concentrate, the applicable Material Commercial Terms shall be mutually agreed by the Sellers and Glencore pursuant to Section 7;

6.1.5	during the Initial Term, for Gypsum, the applicable Material Commercial Terms shall be mutually agreed by the Sellers and Glencore pursuant to Section 7;

6.1.6	during the Initial Term, for Sodium Sulphate, the applicable Material Commercial Terms shall be mutually agreed by the Sellers and Glencore pursuant to Section 7; and

6.1.7	during each Subsequent Term, for the Surplus By-Products, the applicable Material Commercial Terms shall be mutually agreed by the Sellers and Glencore pursuant to Section 7.

6.2

Notwithstanding anything to the contrary herein, the Material Commercial Terms for any Surplus By-Product shall provide that, should any such Surplus By-Product sold hereunder have a negative value, then the handling and disposal costs incurred by Buyer, if any, for such Surplus By-Products (acting in the ordinary course of business and in the same manner that it would when handling and disposing of its own products) will be [XXX].

7	DETERMINATION OF MATERIAL COMMERCIAL TERMS

7.1

Glencore and Li-Cycle shall act in good faith to mutually define the applicable Material Commercial Terms contemplated in Sections 6.1.2 (Shredded Cu Fraction), 6.1.4 (Graphite Concentrate), 6.1.5 (Gypsum), 6.1.6 (Sodium Sulphate), and 6.1.7 (Subsequent Terms) prior to the date that is 60 calendar days prior to the commencement of the term for the supply of the applicable Surplus By-Products or Other By-Product (“Negotiation Deadline Date”) and shall convene no later than 90 calendar days prior to the Negotiation Deadline Date to discuss and seek to mutually agree upon the applicable Material Commercial Terms. Any Material Commercial Terms mutually agreed by Glencore and Li-Cycle (whether prior to the Negotiation Deadline Date or afterwards) shall constitute the applicable Material Commercial Terms for the purposes of Sections 6.1.2 (Shredded Cu Fraction), 6.1.4 (Graphite Concentrate), 6.1.5 (Gypsum), 6.1.6 (Sodium Sulphate), Section 6.1.7 (Subsequent Terms) and any Other By-Products.

7.2

The Parties acknowledge and agree that, where (i) any Surplus By-Products or Other By-Products have not previously been sold by Seller to Buyer or (ii) any Glencore-affiliated or Third Party receiving smelter or processing facility for any Surplus By-Product or Other By-Product does not have an approved evaluation on file or requires an updated evaluation for such Surplus By-Product or Other By-Product pursuant to such receiving smelter’s or processing facility’s policies, the Seller shall, as soon as practicable following Buyer’s request, provide a sample of such Surplus By-Products or Other By-Products for Buyer’s (or such Third Party’s) evaluation purposes. Based on Buyer’s (or such Third Party’s) evaluation of any Other By-Products, Buyer shall notify Seller whether or not it is interested in continuing discussions regarding the purchase of such Other By-Products.

7.3

If any Material Commercial Terms for any applicable Surplus By-Products or Other By-Product have not been mutually agreed by the Negotiation Deadline Date in accordance with Section 7.1, or if Buyer has indicated that it is not interested in continuing discussions regarding the purchase of certain Other By-Products, then, and only then, may Sellers sell the applicable Surplus By-Products or Other By-Products to a Third Party, subject to exercise by Glencore of the Off-Take ROFR in accordance with the provisions of Section 7.4.

7.4

If, following a Negotiation Deadline Date and subject to Section 7.3, a Seller receives a bona fide offer by any Third Party that is at arm’s length with such Seller to enter into any sales, marketing or off-take arrangement (i) in respect of any Surplus By-Product, or (ii) in respect of any Other By-Product (in each case, an “Eligible Off-Take Offer”), then (a) subject to confidentiality covenants, Seller shall deliver a copy of such Eligible Off-Take Offer to Glencore, provided, however, that Glencore shall have the option, exercisable by written notice to Seller during the Notice of Intent Period, to elect for an independent accountant (the “Independent Verifier”) to review such purported Eligible Off-Take Offer for the purposes of adhering to applicable confidentiality covenants with respect to such Eligible Off-Take Offer and verifying that it in fact complies with the requirements in this Section for qualifying as an Eligible Off-Take Offer; provided, further, that such Independent Verifier shall be appointed and complete its review and issue its written report (in this Section, the “Verification Report”) within fifteen (15) calendar days after Glencore has received notice of the Eligible Off-Take Offer, and (b) Glencore shall have a right of first refusal (“Off-Take ROFR”) to match the material commercial terms of such Eligible Off-Take Offer by delivering to Seller an irrevocable and unconditional offer to match such material commercial terms of such Eligible Off-Take Offer (“Notice of Intent”) within five (5) calendar days after having received notice of the Eligible Off-Take Offer or five (5) calendar days after the Independent Accountant’s issuance of an Verification Report, whichever is later (“Notice of Intent Period”). If Glencore fails to deliver a Notice of Intent to Seller within the Notice of Intent Period, then Seller shall be entitled to accept and complete the Eligible Off-Take Offer from such Third Party for, as applicable, (A) such Surplus By-Product, or (B) such Other By-Products, in each case for a period of up to two (2) calendar years immediately following the end of such Notice of Intent Period (the “Post-ROFR Sale Period”); provided that (A) the Off-Take ROFR shall renew and apply immediately following the Post-ROFR Sale Period for such Surplus By-Products and Other By-Products, and (B) the Off-Take ROFR shall continue to apply with respect to any offer for Surplus By-Products or Other By-Products received by a Seller from a different Third Party. Each Seller shall be entitled at any time to negotiate the terms upon which a Third Party may make an Eligible Off-Take Offer, provided that, before such terms are accepted by any Seller, such Seller complies with this Section 7.4.

7.5

If Glencore exercises the Off-Take ROFR in respect of an Eligible Off-Take Offer, then Glencore and Li-Cycle will complete the transaction set forth in such Eligible Off-Take Offer by entering into a By-Product Sale Agreement within twenty (20) Business Days and the material commercial terms in such Eligible Off-Take Offer shall constitute the Material Commercial Terms for such Surplus By-Product or Other By-Product until the end of the Post-ROFR Sale Period. Notwithstanding the foregoing, if any Glencore-affiliated or Third Party receiving smelter or processing facility for the applicable Surplus By-Product or Other By-Product does not have an approved evaluation on file or requires an updated evaluation for such Surplus By-Product or Other By-Product pursuant to such receiving smelter’s or processing facility’s policies, then Seller shall, as soon as practicable following Glencore’s exercise of the Off-Take ROFR, provide a sample of such Surplus By-Product or Other By-Product for Buyer’s (or such Third Party’s) evaluation and approval purposes, and the twenty (20) Business Day period described above shall be extended as reasonably necessary and without undue delay to permit Buyer (or such Third Party) to conduct an evaluation of such Surplus By-Product or Other By-Product. In the event such Surplus By-Product or Other By-Product is not approved by Buyer (or such Third Party) following such evaluation, Buyer shall notify Seller, and (i) Buyer’s exercise of the Off-Take ROFR with respect to such Eligible Off-Take Offer shall be deemed null and void, and (ii) Seller shall be entitled to accept and complete the Eligible Off-Take Offer, in each case for a period limited to the Post-ROFR Sale Period.

8	BY-PRODUCT SALE AGREEMENTS

8.1

Glencore shall be the off-taker for the Surplus By-Products and any Other By-Products sold hereunder. The sale or other treatment of the Surplus By-Products and Other By-Products will be determined by the Parties as follows:

8.1.1

Sellers and Glencore may mutually agree that a Buyer will purchase Surplus By-Products and Other By-Products from the Sellers as principal, pursuant to a purchase agreement with the Sellers on terms and conditions consistent with this Agreement and otherwise as mutually agreed by the Parties, including as to the characteristics of the Surplus By-Products and Other By-Products, product warranties with respect thereto, treatment of any Off-Spec By-Products, and pricing and payment terms (such agreements, the “By-Product Sale Agreements”).

8.1.2

If either the Buyer or the applicable Seller determines, acting reasonably pursuant to its own analysis, that any delivery of Surplus By-Products or Other By-Products does not meet the specifications agreed by the Parties under the applicable By-Product Sale Agreement in any respect (“Off-Spec By-Products”), then the Party making such determination shall promptly notify the other Party. The Seller covenants and agrees to notify the Buyer in writing prior to shipment if all or any identifiable portion of the Surplus By-Products or Other By-Products pursuant to a By-Product Sale Agreement is an Off-Spec By-Product, in which case Buyer reserves the right to reject such Off-Spec By-Products prior to actual shipment thereof. In case Seller fails to inform Buyer prior to shipment and it appears thereafter upon Buyer’s inspection that the applicable Surplus By-Product or Other By-Product is an Off-Spec By-Product, Buyer shall have the right to reject such material as set out in Section 8.1.3.

8.1.3

Buyer reserves the right, in its sole and exclusive discretion, to reject and return any Off-Spec By-Products. Seller accepts and agrees that Buyer may conduct sampling and analysis prior to Buyer’s acceptance of the Surplus By-Products or Other By-Products. Seller further accepts and agrees that Surplus By-Products or Other By-Products may be shredded, reduced in quantity and/or change shape, size or form for analytical purposes and that Buyer shall thereafter have the right to refuse Surplus By-Products or Other By-Products which, in Buyer’s sole and exclusive discretion, constitute Off-Spec By-Products. If no such remedy is reached, then Seller shall forthwith upon receipt of written notice from Buyer suspend further shipments of the Surplus By-Products or Other By-Products to Buyer immediately and rejected materials shall be promptly picked up by Seller, unless otherwise agreed in writing by Buyer.

8.1.4

Off-Spec By-Product which is refused by Buyer shall be returned to the Seller and any and all cost arising out of such refusal and return shall be for Seller’s account. The Seller shall provide written instructions to Buyer detailing the Seller’s arrangements for return of the refused Off-Spec By-Product within 30 (thirty) days of the date on which Buyer refused the Off-Spec By-Product. If the Seller does not notify Buyer within 30 (thirty) days, then Buyer is hereby authorized by the Seller to take action as it considers appropriate for handling the refused Off-Spec By-Product including returning, stockpiling, or otherwise removing such refused Off-Spec By-Product or treating the refused Off-Spec By-Product on such basis as Buyer may determine, and the Seller hereby consents to such actions and agrees to undertake whatever further action may be required to give effect to Buyer’s decision respecting the refused Off-Spec By-Product. Any losses, charges, expenses and/or liabilities incurred by Buyer with respect to such refused Off-Spec By-Product including any handling, stockpiling, transportation, treatment, disposal and other charges shall be for the Seller’s account.

8.2

Glencore may, in its discretion, either consume the Surplus By-Products or Other By-Products at a facility owned or operated by Glencore or on-sell such Surplus By-Products or Other By-Products as principal pursuant to an on-sale agreement between Buyer and a Third Party (a “Customer Contract”).

8.3

Subject to Section 8.2, in the event Glencore determines to on-sell such Surplus By-Products or Other By-Products pursuant to a Customer Contract, Glencore shall give due consideration to the placement of such materials with facilities and Customers which can consume such materials, recover resources from such materials that may be re-inserted into the global supply chain, or otherwise treat such materials in an environmentally sustainable manner, it being acknowledged that the foregoing shall not preclude Glencore from considering economic and other factors in its sole discretion.

9	DELIVERY & SHIPMENT

9.1

All Surplus By-Products and Other By-Products sold hereunder shall be delivered by the applicable Sellers to Buyer at the applicable Spoke or Hub EXW, DAP or DDP (Incoterms® 2020), as mutually agreed upon by the Parties, including as set forth in Appendix “A” and Appendix “B”.

9.2

All Surplus By-Products and Other By-Products will be packaged in accordance with all applicable laws and regulations and adjusted as necessary (subject to compliance with such laws and regulations) according to Buyer and/or Customer requirements (including for packaging in a manner suitable for maritime transport, if applicable), and in accordance with any other packaging requirements set forth in the applicable By-Products Sale Agreement.

10	INCOTERMS®

Unless otherwise specified herein, Incoterms® 2020 shall be applicable for the duration of this Agreement.

11	NOTICES

It is agreed that any and all notices required or permitted to be given to a Party under the terms of this Agreement shall be given in writing and sent by email or courier or delivered by hand to the Party to be notified at the following respective addresses or any new addresses regarding which the respective Parties have been informed to the sending of such notices, namely:

(a)	Li-Cycle:

Li-Cycle Holdings Corp.

Suite 590, 207 Queen’s Quay West

Toronto, Ontario M5J 1A7

Canada

Attention: [XXX]

Email:        [XXX]

(b)	North America Seller:

Li-Cycle Americas Corp.

Suite 590, 207 Queen’s Quay West

Toronto, Ontario M5J 1A7

Canada

Attention: [XXX]

Email:        [XXX]

(c)	EMEA Seller:

Li-Cycle Europe AG

Neuhofstrasse 6 6340 Baar

Zug, Switzerland

Attention: [XXX]

Email:        [XXX]

(d)	APAC Seller:

Li-Cycle APAC Pte. Ltd.

77 Robinson Road

#13-00

Robinson 77

Singapore (068896)

Attention: [XXX]

Email:        [XXX]

(e)	Glencore:

330 Madison Avenue

New York, NY

10017

Attention: [XXX]

Email:        [XXX]

With copy to: [XXX]

Email: [XXX]

or to such other street address, individual, email address or electronic communication number as may be designated by notice given by a Party to the other Parties hereunder. Any such notice shall be deemed to have been given the next business day in the place to which it is sent (if sent by email or courier) or at the time of delivery (if delivered by hand).

12	TERM AND TERMINATION

12.1	This Agreement begins on the Start Date and continues for the Term, both as defined in the Master Agreement.

12.2	[XXX].

12.3	The Parties’ respective rights to terminate this Agreement shall be exclusively governed by the Master Agreement.

12.4

If this Agreement expires or is terminated and a By-Products Sale Agreement is then outstanding and not terminated, then this Agreement will continue to apply to such By-Products Sale Agreement until the Parties have satisfied their respective obligations thereunder.

13	COUNTERPARTS AND ELECTRONIC EXECUTION:

As set forth in the Master Agreement.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Execution Date.

GLENCORE LTD.

By:	/s/ Kunal Sinha
Kunal Sinha, Head of Recycling

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Ajay Kochhar, President & CEO

LI-CYCLE AMERICAS CORP.

By:	/s/ Alan Ferguson
Alan Ferguson, VP, Commercial

LI-CYCLE EUROPE AG

By:	/s/ Elewout Depicker
Elewout Depicker, VP, Commercial

LI-CYCLE APAC PTE. LTD.

By:	/s/ Dawei Li
Dawei Li, President

APPENDIX “A”

Material Commercial Terms for Sale of

Copper Aluminum Shred and Partially Upgraded Cu/Al Fraction

during Initial Term

[XXX]

APPENDIX “B”

Material Commercial Terms for Sale of

Copper Sulphide during Initial Term

[XXX]

SCHEDULE “A”

GLENCORE LTD.

GENERAL TERMS AND CONDITIONS

FOR THE RECYCLING DEPARTMENT

[XXX]